Exhibit 2.1

Execution Version

Confidential

MERGER AGREEMENT

by and among

NOMAD TRANSPORTABLE POWER SYSTEMS, INC.,

NBD MERGER SUB, INC.

and

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

dated as of

June 11, 2026

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of June 11, 2026, is entered into by and among Lixte Biotechnology Holdings, Inc., a Delaware corporation (“PubCo”), NOMAD Transportable Power Systems, Inc., a Delaware corporation (the “Company”), and NBD Merger Sub, Inc., a Delaware corporation and the wholly-owned subsidiary of PubCo (“Merger Sub”).

RECITALS

WHEREAS, as of the date hereof, the Company has 29,741,876 shares of common stock of the Company, par value $0.00001 per share (the “Company Common Stock”), issued and outstanding (the “Company Common Shares”), all of which are owned by the stockholders of the Company (the “Stockholders”);

WHEREAS, as of the date hereof, the Company also has issued and outstanding: (a) options to purchase 323,000 shares of Company Common Stock granted under the Plan (the “Options”), (b) restricted stock units corresponding to 6,412,800 shares of Company Common Stock granted under the Plan (the “RSUs”), and (c) warrants to purchase or otherwise acquire 25,516,800 shares of Company Common Stock (the “Company Warrants”);

WHEREAS, PubCo desires to acquire the Company via the reverse merger of the Merger Sub with and into the Company whereby, on the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) the Company shall survive and become the wholly owned subsidiary of PubCo (such merger transaction, the “Merger” and, together with the other transactions contemplated hereby, the “Transactions”);

WHEREAS, in exchange for the acquisition of all of the issued and outstanding shares of Company Common Stock, PubCo shall issue to the Stockholders: (a) shares of common stock of PubCo, par value $0.0001 per share (“PubCo Common Stock”), and (b) shares of Series D Convertible Preferred Stock of PubCo (the “Series D Preferred Stock”), subject to the terms and conditions set forth herein;

WHEREAS, specifically, in connection with the Merger, PubCo shall issue to the Stockholders (other than Unaccredited Stockholders, who shall receive cash in lieu of shares pursuant to Section 2.05(b)), a maximum aggregate of 3,000,000 shares of PubCo Common Stock (the “Exchange Common Stock”) and a maximum of 50,500 shares of PubCo’s Series D Preferred Stock (the “Exchange Preferred Stock”), in each case subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders, the Exchange Preferred Stock, together with the Exchange Common Stock, may be collectively referred to hereinafter as the “Exchange Shares”;

WHEREAS, for United States federal and other applicable income tax purposes, it is the intention of the parties hereto that (a) this Agreement and all other documents effectuating the Merger shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (b) the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the corresponding Treasury Regulations, (collectively, the “Intended Tax Treatment”);

2

WHEREAS, it is further intended by the parties hereto that the Merger qualify as a transaction in securities exempt from registration or qualification under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the issuance by PubCo of the Exchange Shares (and the reservation and subsequent issuance of PubCo Common Stock in respect of the Exchange Conversion Shares) to the Stockholders, (b) declared that it is fair to, advisable and in the best interests of PubCo and the stockholders of PubCo that PubCo enter into this Agreement and consummate the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended to the stockholders of PubCo that they vote in favor of the PubCo Stockholder Approval Matters;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable this Agreement, and the Transactions, including the Merger, in accordance with the Organizational Documents (as hereinafter defined) of the Company, (b) declared that it is fair to, advisable and in the best interests of the Company and the Stockholders that the Company enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the Stockholders through a written consent, and (d) recommended to the Stockholders that they adopt this Agreement and thereby approve the Transactions; and

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement, and the Transactions, including the Merger, (b) declared that it is fair to, advisable and in the best interests of Merger Sub and PubCo, as the sole stockholder of Merger Sub, that Merger Sub enter into this Agreement, on the terms and subject to the conditions set forth in this Agreement, and consummate the Transactions, including the Merger, (c) recommended to PubCo, as the sole stockholder of Merger Sub, that it adopt this Agreement, and (d) PubCo, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03.

3

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Anti-Corruption Law” means, with respect to any Person, all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Laws of any jurisdiction in which such Person conducts business.

“Ancillary Documents” means the Series D Certificate of Designation, the Registration Rights Agreement, the Voting Agreements and such other documents and agreements required to be executed and delivered under this Agreement.

“Approved Budget” has the meaning set forth in Section 6.05(c).

“Audit” has the meaning set forth in Section 5.09.

“Board Recommendation” has the meaning set forth in Section 6.01(b).

“Business” means the business of the Company of developing, marketing and selling transportable power systems as such business is carried on and planned to be carried on by the Company.

“Broker” has the meaning set forth in Section 3.20.

“Broker Dealer” has the meaning set forth in Section 6.05(b).

“Broker Dealer Financing” has the meaning set forth in Section 6.05(b).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cash-In-Lieu Amount” has the meaning set forth in Section 2.05(b).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

4

“Closing Cash Condition” means that as of the Effective Time PubCo shall have at least $16,500,000 of unrestricted cash and cash equivalents in its bank and other accounts of record, determined without giving effect to any cash payments made or to be made by PubCo pursuant to Section 6.05(d).

“Code” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Cash-In-Lieu Amount” has the meaning set forth in Section 2.05(b).

“Company Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Intellectual Property” has the meaning set forth in Section 3.10.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Merger Shares” means the Company Common Shares and the shares of Company Common Stock issuable upon conversion of any Company Securities that are convertible into Company Common Stock prior to or contemporaneously with the Effective Time.

“Company Securities” means the Company Common Shares, the Options, the RSUs, and the Company Warrants.

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company Stockholder Representative” has the meaning set forth in Section 5.15.

5

“Company Warrants” has the meaning set forth in the recitals to this Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Conversion” has the meaning set forth in Section 6.01(a).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.10(a).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in Section 2.01(b).

“Effective Time” has the meaning set forth in Section 2.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Exchange Agent” means the party appointed by PubCo and reasonably acceptable to the Company to serve as the exchange agent in respect of disposition of securities in connection with the Merger.

6

“Exchange Common Shares” means a maximum of 3,000,000 shares of PubCo Common Stock to be issued to the Stockholders (other than Unaccredited Stockholders) pursuant to Section 2.02(b) herein, subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders pursuant to Section 2.05(b).

“Exchange Conversion Shares” means a maximum of 50,500,000 shares of PubCo Common Stock issuable upon conversion of the Exchange Preferred Shares, subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders pursuant to Section 2.05(b).

“Exchange Preferred Shares” means a maximum of 50,500 shares of Series D Preferred Stock to be issued to the Stockholders (other than Unaccredited Stockholders) pursuant to Section 2.02(a) herein, subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders pursuant to Section 2.05(b).

“Exchange Shares” means the Exchange Preferred Shares and the Exchange Common Shares.

“Exchange Common Stock” has the meaning set forth in the recitals to this Agreement.

“Exchange Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Financing” means one or more equity or convertible equity financings conducted by PubCo via the private placement of such securities anticipated to close prior to or contemporaneously with the Closing in order to satisfy the Closing Cash Condition.

“Financing Shares” means any shares of PubCo capital stock or such other securities issued by PubCo to investors in the Financing.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

7

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“In-the-Money Option” means each Option that is outstanding immediately prior to the Effective Time (whether vested or unvested), with respect to which the per-share exercise price of such Option is less than the fair market value of a share of Company Common Stock, as determined in good faith by the board of directors of the Company immediately prior to the Effective Time, in connection with the transactions contemplated under this Agreement.

“Investor Suitability Documentation” has the meaning set forth in Section 2.05(b).

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Persons listed on Section 1.01 of the Company Disclosure Schedule.

“Knowledge of PubCo” or any other similar knowledge qualification, means the actual or constructive knowledge of the Persons listed on Section 1.01 of the PubCo Disclosure Schedule.

8

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.05(b).

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including a Stockholder or any of its Affiliates.

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Lock-Up Agreement(s)” means lock-up agreements to be executed by the Stockholders and by the directors and executive officers of PubCo, if required in connection with any Financing, pursuant to which such persons shall agree to a customary lock-up restriction for a period of up to one hundred eighty (180) days following Closing, with agreed-upon early release mechanics and customary carve-outs, including for transfers to Affiliates, estate-planning vehicles, and pro-rata participation in any subsequent PubCo issuance, from selling, transferring or otherwise disposing of the securities of PubCo owned by them following the Closing.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Measurement Date” has the meaning set forth in Section 4.05.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or PubCo, as the case may be, or (b) the ability of a party to this Agreement to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or PubCo operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the Transactions; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company or PubCo to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and clauses (vi) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or PubCo, as the case may be, compared to other participants in the industries in which the Company or PubCo conducts its businesses.

9

“Material Contract” has the meaning set forth in Section 3.14.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Nasdaq Listing Application” has the meaning set forth in Section 5.14.

“Option(s)” means each award of stock options, whether vested or unvested, that provides the holder thereof with the right to acquire shares of Company Common Stock granted under the Plan (defined below), and that is outstanding and unexercised immediately prior to the Effective Time.

“Optionholder” means each holder of an Option.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments and other modifications thereto.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.10(h).

“Plan” means the NOMAD Transportable Power Systems, Inc. 2022 Equity Incentive Plan.

“Preferred Stock” has the meaning set forth in Section 4.05.

10

“Pro Rata” means, with respect to each Stockholder, that portion of the Company Merger Shares owned or deemed owned by such Stockholder as of immediately prior to the Effective Time in relation to all Company Merger Shares outstanding as of immediately prior to the Effective Time, represented by the respective percentage set forth adjacent to such Stockholder’s name on Schedule I.

“Proxy Statement” has the meaning set forth in Section 6.02(a).

“PubCo” has the meaning set forth in the preamble to this Agreement.

“PubCo Board” has the meaning set forth in the recitals to this Agreement.

“PubCo Cash-In-Lieu Amount” has the meaning set forth in Section 2.05(b).

“PubCo Common Stock” has the meaning set forth in the recitals to this Agreement.

“PubCo Disclosure Schedules” has the meaning set forth in Article IV.

“PubCo Material Contract” has the meaning set forth in Section 4.13(a).

“PubCo SEC Documents” has the meaning set forth in Section 4.06(a).

“PubCo Stockholder Approval” means the approval of PubCo’s stockholders at a duly convened meeting of the stockholders of PubCo.

“PubCo Stockholder Approval Matters” has the meaning set forth in Section 6.01(a).

“PubCo Stockholder Meeting” means any annual or special meeting of the stockholders of PubCo.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means the Registration Rights Agreement, in the form attached hereto as Exhibit A, pursuant to which PubCo will have agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“RSU(s)” means the awards of restricted stock units granted under the Plan that correspond to shares of Company Common Stock, which are outstanding as of immediately prior to the Effective Time.

“Rule 144” has the meaning set forth in Section 3.24(h).

11

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.08(a).

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Filings” has the meaning set forth in Section 4.07(a).

“Securities Act” has the meaning set forth in the recitals to this Agreement and includes specifically the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same are in effect at the subject time.

“Series D Certificate of Designation” means the Certificate of Designation of PubCo with respect to the Series D Preferred Stock (defined below) in the form attached hereto as Exhibit B setting forth the rights and preferences attributable to such stock.

“Series D Preferred Stock” has the meaning set forth in the recitals to this Agreement having such rights and preferences as set forth in the Series D Certificate of Designation, which stock shall have an original issue price of $1,000 per share, shall be non-voting prior to PubCo Stockholder Approval (other than as required by the DGCL for protective class votes on amendments adversely affecting the Series D Preferred Stock), and shall be convertible into the Exchange Conversion Shares, following receipt of PubCo Stockholder Approval, at a conversion price of $1.00 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, recapitalizations and similar events. Following PubCo Stockholder Approval, the Series D Preferred Stock shall vote on an as-converted basis.

“Stock Certificates” has the meaning set forth in Section 2.04(a).

“Stockholder(s)” has the meaning set forth in the recitals to this Agreement.

“Subsequent PubCo Stockholder Meeting” has the meaning set forth in Section 6.01(a).

“Subsidiary(ies)” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control via contractual or other arrangements more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tangible Personal Property” has the meaning set forth in Section 4.12(a).

“Unaccredited Stockholder” has the meaning set forth in Section 2.05(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

12

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Proceeding” means any federal, state, local or foreign audit, action, suit, proceeding, investigation, claim or other judicial or administrative proceeding relating to Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction(s)” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such regulations may be amended from time to time (including, without limitation, any corresponding successor provision to any particular regulation).

“Underwater Option” means any Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time and that is not an In-the-Money Option.

“Voting Agreement(s)” means agreements, substantially in the form attached hereto as Exhibit C, duly executed by certain of the stockholders of PubCo listed on Schedule II pursuant to which such stockholders shall agree to vote the voting securities of PubCo owned by them in favor of the PubCo Stockholder Approval Matters.

“Warrantholder” means each holder of a Company Warrant.

“Working Capital Floor” has the meaning set forth in Section 6.05(a).

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act by the breaching party with the knowledge that taking or failing to take such act would cause a material breach of this Agreement.

ARTICLE II
MERGER AND RELATED MATTERS

Section 2.01 The Merger; Consideration; Related Filings and Procedures.

(a) Upon the terms and conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), (i) Merger Sub shall be merged with and into the Company, and (ii) the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned subsidiary of PubCo.

13

(b) On or prior to the Effective Time, the parties hereto shall have caused a certificate of merger, in a form reasonably satisfactory to the Company and PubCo (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time agreed by PubCo and the Company and specified in the Certificate of Merger (the time that the Merger becomes effective shall be referred to hereinafter as the “Effective Time” and the date on which the Merger becomes effective being referred to as the “Effective Date”).

(c) On or prior to the Effective Time, the parties hereto shall have caused the Series D Certificate of Designation, in form reasonably satisfactory to the Company and PubCo, to be executed and filed with the Secretary of State of the State of Delaware so as to enable issuance of the Exchange Preferred Shares concurrent with Closing.

(d) The Merger shall be effectuated pursuant to the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(e) At the Effective Time, the Organizational Documents of the Company shall become the Organizational Documents of the Surviving Corporation.

(f) On or prior to the Closing, the PubCo Board shall have approved a name change of PubCo to “NOMAD POWER SOLUTIONS, INC.” and shall file a certificate evidencing the same with the Secretary of State of the State of Delaware, as well as cause the trading symbol under which the PubCo Common Stock is listed for trading on Nasdaq to be changed to a trading symbol that the parties hereto shall agree promptly and in good faith following the Effective Time, (or such other symbol as may be acceptable to Nasdaq, the Company, and PubCo).

Section 2.02 Consideration. In exchange for the sale, transfer and assignment of the shares of Company Merger Shares to PubCo as set forth hereinabove, at the Closing, PubCo shall issue the following consideration to the Stockholders (other than Unaccredited Stockholders, who shall receive the Cash-In-Lieu Amount pursuant to Section 2.05(b)), Pro Rata based on each Stockholder’s ownership of shares of Company Merger Shares:

(a) a maximum aggregate of 50,500 shares of Series D Preferred Stock of PubCo, subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders pursuant to Section 2.05(b); and

(b) a maximum aggregate of 3,000,000 shares of PubCo Common Stock, subject to reduction for any Cash-In-Lieu Amounts payable to Unaccredited Stockholders pursuant to Section 2.05(b).

14

Section 2.03 Treatment of Other Company Securities in the Merger. Prior to the Effective Time, the Company shall take or shall have caused all actions reasonably necessary to cause the following:

(a) In-the-Money Options. Prior to the Effective Time, all unvested In-the-Money Options shall accelerate and vest immediately prior to the Effective Time. The Company shall have taken all actions reasonably necessary to (a) cause each such In-the-Money Option to be exercised by the applicable Optionholder no later than immediately prior to the Closing or (b) cancel each such In-the-Money Option in exchange for issuing the Optionholder a number of shares of Company Common Stock, in each case by effecting a “net exercise” and withholding such number of shares of Company Common Stock from the Optionholder as necessary to satisfy such Optionholder’s obligations to pay to the Company the aggregate exercise price with respect to such Optionholder’s exercise of such In-the-Money Options or cancellation and settlement of such In-the-Money Option.

(b) Underwater Options. All Underwater Options (whether vested or unvested) shall automatically be terminated and cancelled without the right to receive any consideration and no payment to any Optionholder shall be made hereunder with respect thereto.

(c) RSUs. Prior to the Effective Time, each RSU that is outstanding (whether vested or unvested) immediately prior to the Effective Time shall accelerate and vest immediately prior to the Effective Time and shall be settled no later than immediately prior to the Closing for the number of shares of Company Common Stock applicable to such RSU.

(d) Company Warrants. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause each Company Warrant that is outstanding immediately prior to the Effective Time to be exercised, converted, canceled or otherwise settled, in accordance with its terms or pursuant to an agreement with the applicable Warrantholder, solely for the right to receive the number of shares of Company Common Stock that such Warrantholder is entitled to receive upon exercise or net exercise of such Company Warrant immediately prior to the Closing, after giving effect to the payment or deemed payment of the applicable exercise price and any other adjustments required under such Company Warrant. No Company Warrant shall remain outstanding following the Effective Time, and no Warrantholder shall have any rights with respect to any Company Warrant after the Effective Time other than the right to receive the shares of Company Common Stock issued or deemed issued pursuant to this Section 2.03, which shares shall be exchanged for the applicable portion of the Exchange Shares in accordance with this Agreement.

(e) Following the actions set forth in this Section 2.03, such shares of Company Common Stock issued in connection with this Section 2.03 shall be included as Company Common Stock issued and outstanding immediately prior to the Effective Time and such Optionholder, holder of RSUs, or Warrantholder shall be treated as a Stockholder for all purposes under this Agreement, including as set forth in Section 2.04 and Section 2.05 and for purposes of determining whether such Person is an Unaccredited Stockholder and the treatment of such Stockholder’s shares of Company Common Stock in accordance with the terms of this Agreement.

(f) Prior to the Effective Time, the board of directors of the Company shall have adopted resolutions approving the treatment of Company Securities as set forth herein and to cause the Plan and all grants made thereunder to be terminated effective as of and contingent upon the Closing.

15

Section 2.04 Effects of Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or other Person, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the shares of Company Common Stock to be canceled and extinguished pursuant to Section 2.04(b) below and other than shares held by Unaccredited Stockholders), shall be automatically canceled, extinguished and converted into the right to receive such number of shares of PubCo Common Stock equal to their Pro Rata portion of the Exchange Shares. Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time held by an Unaccredited Stockholder shall be automatically canceled, extinguished and converted into the right to receive the Cash-In-Lieu Amount payable with respect to such share in accordance with Section 2.05(b). From and after the Effective Time, each certificate evidencing ownership of Company Common Stock (collectively, the “Stock Certificates”) and the shares of Company Common Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such shares of Company Common Stock except as otherwise expressly provided for herein or under applicable Law.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished, and converted into one share of Surviving Corporation common stock.

(d) No fractional shares of PubCo Common Stock shall be issued in connection with this Agreement, but, in lieu thereof, any Person who would otherwise be entitled by virtue of the Merger to a fraction of a share of PubCo Common Stock shall receive from the Exchange Agent an amount in cash (rounded to the nearest whole cent), without interest, equal to the monetary value of such fractional share. Following the Effective Time, the Exchange Agent shall sell at then-prevailing prices on the Nasdaq such number of shares of PubCo Common Stock constituting all such fractional entitlements of all of the PubCo Stockholders, with the cash proceeds of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then PubCo shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares). The parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of such fractional shares of PubCo Common Stock.

16

Section 2.05 Merger-Related Procedures.

(a) As promptly as reasonably practicable, PubCo shall appoint the Exchange Agent and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Stock Certificates, if any, representing the Company Common Stock and each share of Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the apportionment and issuance of the Exchange Shares on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that PubCo’s transfer agent is unable or unwilling to serve as the Exchange Agent, PubCo and the Company shall, as promptly as reasonably practicable thereafter, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), PubCo shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) As promptly as reasonably practicable following the execution hereof and prior to the Closing, the Company shall use reasonable best efforts to cause each Stockholder to deliver documentation reasonably acceptable to PubCo to determine such Stockholder’s accreditation status (collectively, the “Investor Suitability Documentation”). If any Stockholder (i) is not an accredited investor within the meaning of Rule 501(a) of Regulation D, (ii) has not delivered Investor Suitability Documentation to the Company or (iii) is otherwise determined by PubCo prior to the Closing, in its sole discretion, to be an Unaccredited Stockholder or to otherwise receive cash in lieu of Exchange Shares (each, an “Unaccredited Stockholder”), then, notwithstanding anything to the contrary in this Agreement, any Exchange Shares that, but for this Section 2.05(b), would have become issuable to such Unaccredited Stockholder pursuant to Section 2.02 shall be replaced by a cash payment equal to the Cash-In-Lieu Amount in lieu of Exchange Shares. For purposes hereof, the “Cash-In-Lieu Amount” means, with respect to any Unaccredited Stockholder, an amount in cash equal to the product of (i) the number of Exchange Common Shares and Exchange Conversion Shares (calculated on an as-converted basis with respect to any Exchange Preferred Shares) that would otherwise have been issued to such Unaccredited Stockholder pursuant to Section 2.02, multiplied by (ii) the Cash-In-Lieu Price. For purposes hereof, the “Cash-In-Lieu Price” means the volume-weighted-average-trading price for the sixty (60) days ending on the trading day prior to the date hereof. The aggregate Cash-In-Lieu Amounts payable to Unaccredited Stockholders shall be allocated between PubCo and the Company as follows: (x) PubCo shall be obligated to fund and pay the Cash-In-Lieu Amounts attributable to Company Common Shares held by Unaccredited Stockholders up to the first one percent (1%) of the Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time (the “PubCo Cash-In-Lieu Amount”); and (y) only if, and solely to the extent that, Company Common Shares held by Unaccredited Stockholders exceed one percent (1%) of the Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time, the Company shall be obligated to fund and pay the Cash-In-Lieu Amounts attributable to such excess Company Common Shares, up to an additional one percent (1%) of the Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time (the “Company Cash-In-Lieu Amount”). For the avoidance of doubt, the foregoing allocation shall not affect the amount of the Cash-In-Lieu Amount payable to any Unaccredited Stockholder, the Company shall have no obligation to fund or pay any Cash-In-Lieu Amount unless the aggregate Company Common Shares held by Unaccredited Stockholders exceed one percent (1%) of the Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time, and no party shall be obligated to fund any Cash-In-Lieu Amounts attributable to Unaccredited Stockholders representing more than two percent (2%) of the Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time unless otherwise agreed in writing by PubCo and the Company. No Letter of Transmittal shall be delivered to, and no Exchange Shares shall be issued to, any Unaccredited Stockholder. As soon as practicable following the Effective Time, and in any event within five (5) Business Days following the Effective Time, PubCo and the Company, as applicable, shall cause the Exchange Agent to pay to each Unaccredited Stockholder the Cash-In-Lieu Amount to which such Unaccredited Stockholder is entitled in accordance with such Unaccredited Stockholder’s payment delivery instructions provided in the Investor Suitability Documentation or otherwise provided to PubCo or the Company. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time, PubCo shall cause the Exchange Agent to deliver to each Stockholder (other than any Unaccredited Stockholder) a letter of transmittal and instructions for use in exchanging such Stockholder’s shares of Company Common Stock for such Stockholder’s applicable portion of the Exchange Shares constituting consideration, which shall be in form and contain provisions that PubCo may specify prior to the Closing and that are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Stockholder’s properly completed and executed Letter of Transmittal, deliver such Stockholder’s applicable Pro Rata portion of the Exchange Shares constituting the merger consideration to such Stockholder. The Letter of Transmittal shall include certain representations and acknowledgements of the Stockholder including:

i.	Each Stockholder is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

17

ii.	The Exchange Shares will be acquired for investment purposes for each Stockholder’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Stockholder has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act, or any applicable state securities or blue sky law, and Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

iii.	Each Stockholder acknowledges and understands that the issuance of the Exchange Shares has not been, and will not be, registered under the Securities Act or under the securities laws of any state or other jurisdiction, and the Exchange Shares are characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. Stockholder represents that Stockholder is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

iv.	Each Stockholder acknowledges and understands that the conversion of the Exchange Preferred Shares is limited until receipt of the PubCo Stockholder Approval.

(c) At or prior to the Effective Time, (i) PubCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Stockholders and for exchange in accordance with this Section 2.05 through the Exchange Agent, evidence of Exchange Shares in book-entry form representing the consideration issuable pursuant to Section 2.02(a) and Section 2.02(b) in exchange for the outstanding shares of Company Common Stock immediately prior to the Effective Time (other than shares held by Unaccredited Stockholders), (ii) PubCo shall deposit, or cause to be deposited, with the Exchange Agent cash in an amount sufficient to pay the aggregate PubCo Cash-In-Lieu Amount payable pursuant to Section 2.05(b), and (iii) the Company shall deposit, or cause to be deposited, with the Exchange Agent cash, if any, in an amount sufficient to pay the aggregate Company Cash-In-Lieu Amount payable pursuant to Section 2.05(b).

(d) Each Stockholder (other than any Unaccredited Stockholder) whose shares of Company Common Stock have been converted into a portion of the merger consideration pursuant to Section 2.02 shall receive the Pro Rata portion of the Exchange Shares constituting the consideration to which such Stockholder is entitled on the date provided in Section 2.05(e) below upon (i) in the case of shares of Company Common Stock held in certificated form, surrender of a Stock Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

18

(e) If a properly completed and duly executed Letter of Transmittal, together with any Stock Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.05(d) above, then PubCo shall take all necessary actions to reflect the issuance of the applicable portion of the Exchange Shares constituting consideration to the applicable Stockholder in book-entry form within three Business Days after such delivery.

(f) If any portion of the Exchange Shares is to be issued to a Person other than the Stockholder in whose name the surrendered Stock Certificate or the transferred Company Common Stock in book-entry form is registered, the issuance of the applicable portion of the Exchange Shares constituting consideration shall not be reflected unless (i) either such Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Company Common Stock in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Stock Certificate or share of Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the merger consideration (or any portion thereof), including any Cash-In-Lieu Amount. From and after the Effective Time, until the applicable portion of the Exchange Shares or Cash-In-Lieu Amount constituting the merger consideration is obtained by the applicable Stockholders in accordance with this Section 2.05, each share of Company Common Stock (other than, for the avoidance of doubt, any shares of Company Common Stock canceled and extinguished without consideration pursuant to the Merger) shall solely represent the right to receive the consideration which the holder of such Company Common Stock is entitled to receive pursuant to this Agreement.

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.06 Closing. Closing of the Merger shall take place remotely (the “Closing”) at 10:00 a.m., New York time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), by electronic exchange of documents and signatures or portable document format (.pdf), or at such other time or on such other date or at such other place as the Company and PubCo may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07 Deliverables by the PubCo at the Closing.

At or prior to the Closing, PubCo shall deliver, or cause to be delivered, to the Company:

i. certificates representing the Exchange Preferred Shares or proof of book-entry transfer of such Exchange Preferred Shares registered in the names of the respective Stockholders (other than Unaccredited Stockholders) as set forth on Schedule I;

ii. certificates representing the Exchange Common Shares or proof of book-entry transfer of such Exchange Common Shares registered in the names of the respective Stockholders (other than Unaccredited Stockholders) as set forth on Schedule I;

19

iii. any consents required to be obtained by PubCo in connection with the Transactions contemplated by this Agreement in a form reasonably acceptable to the Company, duly executed by the Person or Persons from whom each such consent is required except for such consents if not obtained that would not cause a Material Adverse Effect;

iv. a certificate of an officer of PubCo, in form and substance reasonably satisfactory to the Company, attaching copies of the resolutions of the board of directors of PubCo and/or an independent committee thereof, in each case, evidencing the approvals required under applicable Law in order for PubCo to be able to enter into this Agreement and to consummate the transactions contemplated hereby, and certifying that each of the documents attached thereto is true and complete;

v. certificate of good standing for PubCo and each operational Subsidiary of PubCo;

vi. the duly executed Ancillary Documents to which PubCo is a party, and all other agreements, documents, instruments or certificates required to be delivered by PubCo at or prior to the Closing pursuant to this Agreement;

vii. evidence of satisfaction of the Closing Cash Condition reasonably satisfactory to the Company; and

viii. such other documents or instruments as the Company may reasonably require and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.08 Deliverables by the Company at the Closing.

At or prior to the Closing, the Company shall deliver, or cause to be delivered, to PubCo:

i. any consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement in a form reasonably acceptable to PubCo, duly executed by the Person or Persons from whom each such consent is required, except for such consents if not obtained that would not cause a Material Adverse Effect;

ii. a certificate of an officer of the Company, in form and substance reasonably satisfactory to PubCo, attaching copies of the (i) Certificate of Incorporation of the Company, (ii) the bylaws of the Company, (iii) resolutions of the board of directors of the Company approving this Agreement and declaring its advisability, and approving the consummation of the transactions contemplated hereby, and (iv) certifying that each of the documents attached pursuant to clauses (i)-(iii) is true and complete;

20

iii. a certificate of good standing and status as to the Company from the Secretary of State of the State of Delaware, dated within 10 days of the Effective Time, certifying that the Company is in good standing in the State of Delaware and the Secretary of State of each other jurisdiction where the Company is qualified to do business, if any;

iv. duly executed Ancillary Documents to which it is a party, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by it at or prior to the Closing pursuant to this Agreement; and

v. such other documents or instruments as PubCo may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 2.09 Withholding Rights at the Closing. Each of PubCo, Merger Sub and the Surviving Corporation and their respective agents shall be entitled to deduct and withhold from any payment made pursuant to this Agreement amounts required to be deducted and withheld under the Code, or any other provision of applicable federal, state, local or non-U.S. Tax Law; provided, however, that any such deduction and withholding shall be made solely in the form of Exchange Shares at the same value that they are issued under this Agreement. Prior to making any such deduction or withholding (except for deduction or withholding as a result of the failure to provide an applicable Internal Revenue Service Form W-8 or W-9), the relevant payor shall provide the relevant recipient with (i) notice, at least fifteen (15) days in advance of any such deduction or withholding, of any requirement to make any such deduction or withholding and (ii) a reasonable opportunity to provide a certificate or other documentary evidence establishing an exemption or reduction of deduction or withholding. Any amounts so withheld shall be treated for all purposes hereunder as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who has not executed a written consent adopting this Agreement and who, following the Effective Time, is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Exchange Shares or any other merger consideration pursuant to Section 2.02, but instead such holder shall be entitled only to such rights as are granted by Section 262 of the DGCL. For the avoidance of doubt, no stockholder who has executed a written consent adopting this Agreement shall be entitled to appraisal rights with respect to such stockholder’s shares of Company Common Stock.

(b) If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to appraisal under Section 262 of the DGCL, then, as of the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the applicable portion of the Exchange Shares and other merger consideration as provided in Section 2.02, without interest thereon, upon delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent.

21

(c) Following the Effective Time, the Surviving Corporation shall give PubCo (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Surviving Corporation, any attempted withdrawals of such demands, and any other instruments served on the Surviving Corporation pursuant to Section 262 of the DGCL and received by the Surviving Corporation, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Surviving Corporation shall not, except with the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the requirements of Section 262 of the DGCL.

ARTICLE III
Representations and warranties of THE COMPANY

Except as set forth in the correspondingly numbered sections of the disclosure schedule delivered by the Company (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement, it being specifically agreed that disclosure of any item in any section of the Company Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to the extent which the relevance of such item to such other section is reasonably apparent, represents and warrants to PubCo that, as of the date hereof:

Section 3.01 Authority of the Company. The Company has full power and authority to enter into this Agreement and each Ancillary Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Document, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by PubCo) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Each Ancillary Document, when duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.02 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

22

Section 3.03 Capitalization; Ownership of Company Common Stock.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 29,741,876 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and non-assessable, and are owned of record by the Stockholders as set forth on Schedule I hereto.

(b) Except as set forth on Section 3.03 of the Company Disclosure Schedule, (i) there are no outstanding options, warrants, rights, subscriptions, calls or other commitments or agreements of any character obligating the Company to issue, transfer or sell any shares of its capital stock or other equity interests or securities convertible into or exchangeable for such equity interests, including stock appreciation rights, phantom equity or similar rights, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, and (iii) there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or, to the Company’s Knowledge, by which it is bound, relating to the, voting or disposition of any shares of capital stock of the Company.

Section 3.04 No other Subsidiaries or Business. As of the date of this Agreement, the Company does not conduct any material business other than the Business. The Company does not own or operate any Subsidiaries and does not own any equity interest in any other entity.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company, (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company, (c) require the consent, notice or other action by any Person under any Material Contract to which the Company is a party or conflict with, result in a material breach of, constitute a default under, or result in the acceleration or termination of any Material Contract to which the Company is a party or the Company is bound or to which any of its material properties or assets are subject, except where the failure to obtain such consent, notice or other action would not reasonably be expected to have a Material Adverse Effect, or (d) result in the creation or imposition of any Encumbrance on any material properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.

23

Section 3.06 Financial Statements; Undisclosed Liabilities; Indebtedness.

(a) As of the date of this Agreement, true and correct copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company for the fiscal period ending on December 31, 2025, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the same period (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company for the three-month period ending on March 31, 2026, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the same period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been provided to PubCo or its Representatives. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company. Except as set forth in the Financial Statements, the Company does not have any liabilities or obligations of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”).

(b) As of the date of this Agreement, except as set forth in Schedule 3.06 of the Company Disclosure Schedule, there are no liabilities, obligations or commitments of any nature whatsoever, whether absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of the Company, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Liabilities incurred in connection with the Merger or as permitted or contemplated expressly by this Agreement, and (d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has no outstanding indebtedness for borrowed money or financing arrangements, including convertible or exchangeable securities or instruments, other than as set forth in Section 3.06(c) of the Company Disclosure Schedule.

24

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business in all material respects, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect on the Company;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) issuance, sale or other disposition or grant of any options, warrants or other rights to acquire stock of the Company, other than issuances pursuant to the Company’s equity incentive arrangements disclosed in the Company Disclosure Schedule.

(d) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e) entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(f) incurrence, assumption or guarantee of any material indebtedness for borrowed money except borrowings under existing facilities or trade payables incurred in the ordinary course of business;

(g) transfer, assignment, sale or other disposition of any material assets shown or reflected in the Balance Sheet or cancellation of any material debts or entitlements;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property except licenses or sublicenses granted in the ordinary course of business;

(i) capital investment in, or loan to, any other Person not including extension of credit in the ordinary course of business;

(j) acceleration, termination, material modification to or cancellation of any Material Contracts to which the Company is a party or by which it is bound;

(k) imposition of any Encumbrance upon any of the Company’s material properties or assets, tangible or intangible;

(l) loan to (or forgiveness of any loan to), or entry into any other material transaction with, any of the Company’s stockholders or current or former directors, officers and employees;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, other than in connection with consummation of the transactions contemplated by this Agreement.

25

(n) action by the Company to make, change or rescind any material Tax election, amend any material Tax Return or adopt or change any material method of accounting or material Tax accounting method other than in the ordinary course of business consistent with past practice; or

(o) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Title to Assets; Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets owned or used in the operation of its Business or reflected in the Financial Statements (or acquired after the Interim Balance Sheet Date), free of Encumbrances that would materially impair the use of such assets in the operation of the Business, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

Section 3.09 Condition and Sufficiency of Assets. To the Company’s Knowledge, the material tangible personal property owned or leased by the Company is in good operating condition, ordinary wear and tear excepted. The material tangible personal property owned or leased by the Company are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.10(b) of the Company Disclosure Schedule contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Company’s ownership or use of Intellectual Property. The Company has provided PubCo with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

26

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided PubCo with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided PubCo with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

27

(f) To the Knowledge of the Company, the conduct of the Company’s business as currently conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property in any material respect.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, it is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.10(h) of the Company Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened in writing, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

28

(j) The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.11 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) there are no Actions pending or, to Company’s knowledge, threatened in writing against or by Company or any Affiliate of Company or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, (b) there are no Governmental Orders outstanding against Company and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, and (c) no Action pending or, to Company’s knowledge, threatened in writing against or by Company or any Affiliate of Company, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.12 Compliance With Laws; Permits.

(a) The Company is in compliance in all material respects with all Laws applicable to the conduct of its Business as currently conducted and to the ownership or use of its properties and assets.

(b) Each of Company and each Subsidiary of Company has all licenses, franchisees, permits, orders, approvals, consents, or other similar authorizations or approvals of a Governmental Authority required to be obtained and maintained by Company or any Subsidiary thereof under applicable Law to carry out its business as currently conducted (“Permits”), the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of Company nor any Subsidiary of Company is or, with the giving of notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits or other similar authority.

Section 3.13 Taxes.

(a) All material Tax Returns required to be filed by the Company have been, timely filed. Such Tax Returns are complete and correct in all material respects. All material Taxes due and owing by the Company have been timely paid.

(b) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

29

(c) Except as would not be material to the Company, there are no Tax Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Tax liability of the Company.

(d) The Company has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(e) The Company is not party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(f) The Company (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or (ii) does not have any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(g) As of the date hereof, the Company has not received any written notice from a Governmental Authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction.

(h) The Company does not file Tax Returns in any jurisdiction outside of the United States.

(i) The Company has not agreed to take any action and, to the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Material Contracts.

(a) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, the Company is not a party to any Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company is a party that (a) relates to research, technology collaboration, or joint development arrangement that is material to the Business, (b) any employment agreement with an executive officer of the Company, (c) evidences any indebtedness for borrowed money, (d) grants any exclusivity or other rights material to the Business, (e) would reasonably be expected to result in a Material Adverse Effect if breached, (f) involves aggregate consideration payable by the Company in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice, (g) require royalty or other payments to use any material Company Intellectual Property, (h) relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) that is not in the ordinary course of business of the Company, (i) require royalty or other payments to use any material Company Intellectual Property or (j) are otherwise material to the operation of the Business or the ownership of the Company’s assets.

30

(b) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, each Company Material Contract is (i) valid and binding on Company or the applicable Subsidiaries of Company that are party thereto and, to the Knowledge of Company, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against Company and/or its Subsidiaries that are a party thereto and, to the Knowledge of Company, each counterparty thereto, except in the case of this clause (iii), as the enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors’ rights generally or (B) general principles of equity. Neither Company nor its Subsidiaries party thereto nor, to the Knowledge of Company, any other party to a Company Material Contract, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Company Material Contract. None of Company or its Subsidiaries have assigned, delegated, or otherwise transferred any of its rights or obligations under any Company Material Contract or granted any power of attorney with respect thereto (other than, in each case, to Company or one or more of its Subsidiaries).

(c) Each of Company and its Subsidiaries that are a party thereto is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, and other instruments or Contracts establishing or evidencing any indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in any event of default under any instruments or Contracts establishing or evidencing any indebtedness, other than to the extent any such event of default would not have a Material Adverse Effect.

Section 3.15 Books and Records. The Company has made available to PubCo true and correct copies of its minute books and stock ledger. To the Knowledge of the Company, such books and records fairly reflect, in all material respects, the corporate actions of the Company. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.16 Insurance. Company and each Subsidiary of Company maintains insurance with respect to its properties and its business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Company or such Subsidiary, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination, or non-renewal has been received by Company or any of its Subsidiaries with respect to any insurance policy. Neither Company nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and to the Knowledge of Company, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to Company or any Subsidiary of Company may exceed $150,000 in the aggregate.

31

Section 3.17 Environmental Laws. Each of Company and each Subsidiary of the Company is, and since January 1, 2023, has been, in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2023, there have not been any, Actions pending or, to the Knowledge of Company, threatened in writing, against Company or any Subsidiary of the Company alleging any failure to so comply. None of Company nor any Subsidiary of the Company has: (a) received any notice of any alleged claim, violation of, or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Material; arranged for the disposal, discharge, storage, or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material activity. There are no Hazardous Materials in, on, or under any properties currently or formerly owned, leased, or used at any time by the Company or any Subsidiary of the Company.

Section 3.18 Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since January 1, 2025, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to PubCo any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

32

(b) There are not, and since February 4, 2025, there have not been, any Actions with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since February 4, 2025, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

Section 3.19 Related Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedule, there are no Contracts or other arrangements between the Company, and any of its Affiliates, directors, officers, or employees or any immediate family members of the foregoing.

Section 3.20 Brokers. Except as set forth in the Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.21 Investment Representations.

(a) Each Stockholder who will receive Exchange Shares as a result of the Merger is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each such Stockholder agrees to furnish any additional information reasonably requested by PubCo to assure compliance with applicable U.S. federal and state securities laws in connection with the issuance of the Exchange Shares.

(b) The Company acknowledges and understands that the issuance of the Exchange Shares has not been, and will not be, registered under the Securities Act or under the securities laws of any state or other jurisdiction, and the Exchange Shares are characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred by the Stockholders unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available.

33

ARTICLE IV
Representations and warranties of PubCo AND MERGER SUB

Except (i) as set forth in the correspondingly numbered section of the disclosure schedules delivered by PubCo (the “PubCo Disclosure Schedules”) on or after the date hereof or (ii) as disclosed in the PubCo SEC Documents filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system, it being understood that any matter disclosed in the PubCo SEC Documents shall be deemed to be disclosed in a section of the PubCo Disclosure Schedules only if it is reasonably apparent from a reading of such PubCo SEC Documents that it would be applicable to such section or subsection of the PubCo Disclosure Schedules; it being agreed that disclosure of any item in any section of the PubCo Disclosure Schedules (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, PubCo represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.01 Organization and Authority. Each of PubCo and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. PubCo and Merger Sub have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such entity is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PubCo and Merger Sub of this Agreement and any Ancillary Document to which PubCo or Merger Sub is or will be a party, the performance by PubCo or Merger Sub of its obligations hereunder and thereunder and the consummation by PubCo and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PubCo and Merger Sub. This Agreement has been duly executed and delivered by PubCo and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of PubCo and Merger Sub enforceable against PubCo and Merger Sub, in accordance with its terms. When each Ancillary Document to which PubCo is or will be a party has been duly executed and delivered by PubCo (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of PubCo enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by PubCo and Merger Sub of this Agreement and the Ancillary Documents to which they are or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of PubCo or Merger Sub subject to the filing of the Series D Certificate of Designation; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PubCo or Merger Sub; or (c) except as set forth in Section 4.02 of the PubCo Disclosure Schedule, require the consent, notice or other action by any Person under any Material Contract to which PubCo is a party, (d) terminate or result in the termination of any agreement, indenture, or instrument, or (e) result in the creation of any Lien upon any of the properties or assets of PubCo. Except for the Certificate of Designation, the Certificate of Merger and the Nasdaq Listing Application, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PubCo or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Documents to which PubCo or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of PubCo or Merger Sub to consummate the transactions contemplated hereby on a timely basis.

34

Section 4.03 Legal Compliance. PubCo and its Subsidiaries conduct their respective businesses and operations in compliance with all Laws and Governmental Orders applicable thereto except where any such non-compliance that individually or in the aggregate would not have a Material Adverse Effect.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PubCo.

Section 4.05 Capital Stock The authorized capital stock of PubCo consists of 100,000,000 shares of PubCo Common Stock and 10,000,000 shares of PubCo Preferred Stock (the “Preferred Stock”). As of the close of business on June 11, 2026 (the “Measurement Date”), (a) 15,292,339 shares of PubCo Common Stock (excluding treasury shares) are issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and are free of preemptive rights, (b) no shares of any series of Preferred Stock of PubCo are issued and outstanding, (c) 1,673,059 shares of PubCo Common Stock are reserved for issuance under stock options or other incentive rights granted by PubCo, (d) 7,992,250 shares of PubCo Common Stock are reserved for issuance under warrants issued by the PubCo, and (e) 50,500 shares of Series D Preferred Stock are authorized for issuance in accordance with the terms set forth herein. Except as listed above, PubCo does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, PubCo Common Stock). Except as set forth above or in Section 4.05 of the PubCo Disclosure Schedules, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries, (ii) securities of PubCo or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of PubCo or any of its Subsidiaries or other voting securities or equity interests of PubCo or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of PubCo or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from PubCo or any of its Subsidiaries, or obligations of PubCo or any of its Subsidiaries to issue, any shares of capital stock of PubCo or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries or rights or interests described in the preceding clause (iii), or (v) obligations of PubCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which PubCo or any of its Subsidiaries is a party or of which PubCo has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries. Except as set forth in Section 4.05 of the PubCo Disclosure Schedules, the execution and performance of this Agreement and the Merger, the issuance of the Exchange Common Shares and the Exchange Preferred Shares will not violate or conflict with the terms and conditions of any warrants issued by the PubCo and will not trigger any changes, amendments, or adjustments, including without limitation, any price adjustment, reset, anti-dilution or similar adjustment. The Exchange Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and the Exchange Shares will be fully paid and nonassessable.

35

Section 4.06 Subsidiaries. PubCo owns, directly or indirectly, all of the issued and outstanding equity interests in each Subsidiary, including Merger Sub and no Person has any options, warrants, or other rights to acquire any equity interests in any Subsidiary.

Section 4.07 Merger Sub. Since its formation, Merger Sub has not conducted any business activities or operations, has not had any employees, has no assets or liabilities (whether accrued, absolute, contingent or otherwise), is not a party to or bound by any Contracts or other agreements (other than this Agreement and the Ancillary Documents), has no obligations or commitments of any kind, and has not incurred, directly or indirectly, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, in each case, other than as contemplated by or in connection with this Agreement and the Ancillary Documents.

Section 4.08 SEC Reporting.

(a) PubCo has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by PubCo since January 1, 2023, including all SEC Filings (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “PubCo SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the PubCo SEC Documents (i) have been prepared in a manner consistent with the books and records of PubCo, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of PubCo and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, PubCo has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

36

(c) PubCo maintains and since January 1, 2023, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to PubCo and its Subsidiaries required to be disclosed in PubCo’s periodic reports under the Exchange Act is made known to PubCo’s principal executive officer and its principal financial officer by others within PubCo or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and its principal financial officer to such information required to be included in PubCo’s periodic reports required under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.09 Indebtedness. PubCo has no outstanding indebtedness for borrowed money or financing arrangements, including convertible or exchangeable securities or instruments, other than as set forth in Section 4.09 of the PubCo Disclosure Schedule.

Section 4.10 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.10 of the PubCo Disclosure Schedule, there are no Liabilities of PubCo or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of December 31, 2025 or the footnotes thereto set forth in the PubCo SEC Documents;

(b) Liabilities incurred since December 31, 2025 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Merger or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PubCo.

37

Section 4.11 Corporate Records. Since January 1, 2024, all proceedings of the board of directors of PubCo, including all committees thereof and of the PubCo shareholders, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of PubCo and made available to the Company. The Stockholder ledger of PubCo is true, correct and complete in all material respects.

Section 4.12 Properties; Title to Assets.

(a) All tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, automobiles, and other equipment owned or leased by PubCo and its Subsidiaries (the “Tangible Personal Property”) are, to the Knowledge of PubCo, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of PubCo or a Subsidiary.

(b) PubCo or a Subsidiary has good, valid and marketable title in and to, or in the case of the leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the tangible assets reflected on PubCo most recent balance sheet. No such tangible asset is subject to any Lien.

Section 4.13 Material Contracts.

(a) Except as disclosed in the PubCo SEC Documents, Section 4.13 of the PubCo Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all the material contracts of PubCo, as amended to date, that are currently in effect (each a “PubCo Material Contract” and collectively, the “PubCo Material Contracts”).

(b) Each PubCo Material Contract is (i) valid and binding on PubCo or the applicable Subsidiaries of PubCo that are party thereto and, to the Knowledge of PubCo, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against PubCo and/or its Subsidiaries that are a party thereto and, to the Knowledge of PubCo, each counterparty thereto, except in the case of this clause (iii), as the enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors’ rights generally or (B) general principles of equity. Neither PubCo nor its Subsidiaries party thereto nor, to the Knowledge of PubCo, any other party to a PubCo Material Contract, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such PubCo Material Contract. None of PubCo or its Subsidiaries have assigned, delegated, or otherwise transferred any of its rights or obligations under any PubCo Material Contract or granted any power of attorney with respect thereto (other than, in each case, to PubCo or one or more of its Subsidiaries).

38

(c) Each of PubCo and its Subsidiaries that are a party thereto is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, and other instruments or Contracts establishing or evidencing any indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in any event of default under any instruments or Contracts establishing or evidencing any indebtedness, other than to the extent any such event of default would not have a Material Adverse Effect.

Section 4.14 Permits. Each of PubCo and each Subsidiary of PubCo has Permits, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of PubCo nor any Subsidiary of PubCo is or, with the giving of notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits or other similar authority.

Section 4.15 Legal Proceedings. Except as set forth in the PubCo SEC Documents or in Section 4.15 of the PubCo Disclosure Schedule, (a) there are no Actions pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, (b) there are no Governmental Orders outstanding against PubCo and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, and (c) no Action pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.16 Taxes.

(a) All Tax Returns required to be filed by PubCo have been timely filed. Such Tax Returns are complete and correct in all material respects. All material Taxes due and owing by PubCo have been timely paid.

(b) PubCo has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) Except as would not be material to PubCo, there are no Tax Proceedings pending or, to the Knowledge of PubCo, threatened by any Governmental Authority with respect to any Tax liability of PubCo.

(d) PubCo has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

39

(e) PubCo is not party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(f) PubCo (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which PubCo is the common parent or (ii) does not have any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(g) As of the date hereof, PubCo has not received any written notice from a Governmental Authority in a jurisdiction where PubCo does not file Tax Returns asserting that PubCo is or may be subject to taxation by that jurisdiction.

(h) PubCo does not file Tax Returns in any jurisdiction outside of the United States.

(i) Each of PubCo and Merger Sub have not agreed to take any action and, to the Knowledge of PubCo, there exist no facts or circumstances that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17 Intellectual Property.

(a) PubCo and each Subsidiary thereof (i) owns and possesses, free and clear of all Liens, all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by it in the operation of its business as presently conducted and (ii) owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, its employees or independent contractors, relating to its business.

(b) There are no claims against PubCo or any Subsidiary of PubCo that were either made since January 1, 2023, or are presently pending contesting the validity, use, ownership or enforceability of any of Intellectual Property of PubCo or applicable Subsidiary and, to the Knowledge of PubCo, there is no reasonable basis for any such claim. Neither PubCo nor any Subsidiary of PubCo has infringed or misappropriated, and the operation of its business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. Neither PubCo nor any of its Subsidiaries has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of PubCo, no third party has infringed or misappropriated any of the Intellectual Property of PubCo or any Subsidiary of PubCo. The transactions contemplated by this Agreement will not impair the right, title or interest of PubCo or any Subsidiary of PubCo in and to the Intellectual Property of PubCo or the applicable Subsidiary and all of the Intellectual Property of PubCo and its Subsidiaries will be owned or available for use by it immediately after the Closing on terms and conditions identical to those under which PubCo or such Subsidiary owned or used such Intellectual Property immediately prior to the Closing. PubCo and its Subsidiaries have taken commercially reasonable efforts to protect their Intellectual Property from infringement, misappropriation, and unauthorized disclosure.

40

(c) For the three years prior hereto, neither PubCo nor any of its Subsidiaries has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of PubCo or any such Subsidiary, including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of PubCo or any Subsidiary of PubCo about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) PubCo and each Subsidiary of PubCo has complied in all material respects at all times for the three years prior hereto with all relevant requirements of any applicable data protection Law, its own data protection principles, requests from data subjects for access to data held by it and any Law relating to the registration of data users. Neither PubCo nor any Subsidiary thereof has received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from PubCo or any Subsidiary thereof for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. Neither PubCo nor any Subsidiary of PubCo has undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of PubCo, neither PubCo nor any Subsidiary of PubCo is subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding the same. PubCo has taken, and has caused each of its Subsidiaries to take, reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by PubCo or any such Subsidiary. During the past three years, PubCo has maintained and has caused its Subsidiaries to maintain, and each of PubCo and its Subsidiaries continues to maintain, safeguards, security measures, and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in their possession or control.

Section 4.18 Insurance. PubCo and each Subsidiary of PubCo maintains insurance with respect to its properties and its business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as PubCo or such Subsidiary, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination, or non-renewal has been received by PubCo or any of its Subsidiaries with respect to any insurance policy. Neither PubCo nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and to the Knowledge of PubCo, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to PubCo or any Subsidiary of PubCo may exceed $150,000 in the aggregate.

41

Section 4.19 Environmental Laws. Each of PubCo and each Subsidiary of PubCo is, and since January 1, 2023, has been, in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2023, there have not been any, Actions pending or, to the Knowledge of PubCo, threatened, against PubCo or any Subsidiary of PubCo alleging any failure to so comply. None of PubCo nor any Subsidiary of PubCo has: (a) received any notice of any alleged claim, violation of, or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Material; arranged for the disposal, discharge, storage, or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material activity. There are no Hazardous Materials in, on, or under any properties currently or formerly owned, leased, or used at any time by PubCo or any Subsidiary of PubCo.

Section 4.20 Nasdaq Listing. Shares of the PubCo Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Capital Market under the symbol “LIXT.” PubCo is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or terminate the listing of the PubCo Common Stock on Nasdaq. None of PubCo nor any of its Affiliates or Representatives has taken any action to terminate the registration of the PubCo Common Stock under the Exchange Act except as expressly contemplated by this Agreement.

Section 4.21 Affiliate Transactions. Except as described in the PubCo SEC Documents, there are no transactions, agreements, arrangements, or understandings between PubCo or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder, or Affiliate of PubCo or any of its subsidiaries, on the other hand.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo and the Company shall each (x) conduct their respective business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company; provided, that, nothing in this Section 5.01 shall prohibit the Company or PubCo from taking any action that is reasonably necessary to preserve the Company’s or PubCo’s business as a going concern, respond to any emergency or exigent circumstances, comply with applicable Law, or satisfy obligations under existing Contracts, in each case so long as such party provides the other party with prompt written notice of any such action. Notwithstanding the foregoing, the Company agrees and acknowledges that PubCo intends to consummate one or more Financing(s) prior to or following the Closing in order to satisfy the Closing Cash Condition. PubCo shall use commercially reasonable efforts to preserve its Nasdaq listing status during the pre-Closing period and to remain Form S-3 eligible.

42

Section 5.02 No Solicitation of Other Bids. Neither the Company nor the Stockholders shall, and shall not authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal with respect to the Company; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal with respect to the Company; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal with respect to the Company. The Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company pursuant to which such third-party purchaser directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a party; (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets, respectively or (iv) the issuance by the Company of any of its securities pursuant to an underwritten initial public offering that is offered pursuant to a registration statement filed under the Securities Act.

Section 5.03 Governmental and Other Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and PubCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules as promptly as practicable after the Closing and prior to the PubCo Stockholder Meeting.

43

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Company shall, subsequent to the Closing, cooperate with PubCo and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Company shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Company provides such rights and benefits, the Company, respectively, shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.04 Closing Conditions From the date hereof until the Closing, each party hereto shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof that are applicable to it.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Conversion of Series D Preferred Stock; Limitations; PubCo Stockholder Approval. The parties hereto agree that notwithstanding anything in the Series D Certificate of Designation to the contrary, until such time as PubCo has obtained the PubCo Stockholder Approval, no Stockholder nor any transferee of the Exchange Preferred Shares shall be entitled to convert such Exchange Preferred Shares into Exchange Conversion Shares. The Exchange Preferred Shares shall bear a legend with respect to such limitation. PubCo shall seek to obtain the PubCo Stockholder Approval for the conversion of the Exchange Preferred Shares into the aggregate number of Exchange Conversion Shares at the PubCo Stockholder Meeting.

44

Section 5.07 Audit. From and after the date hereof, the Company agrees to cooperate with PubCo and PubCo’s auditors in conducting any audit of the Company’s financial statements required under Applicable Law for the period prior to Closing (the “Audit”). In connection therewith, the Company agrees to make all of the applicable books and records available to PubCo and PubCo’s Auditor during customary business hours or otherwise as shall be agreed and to cause the appropriate individuals and outside accountants to be available to PubCo and PubCo’s Auditor at reasonable times in connection therewith.

Section 5.08 Management of PubCo and the Company Following Closing.

(a) At Closing, and prior to the PubCo Stockholder Approval, the PubCo Board shall consist of seven (7) directors, and shall include one (1) director designated by the Company, who shall initially be John Travaglini.

(b) Following the PubCo Stockholder Approval, the PubCo Board shall consist of seven (7) directors, and the Stockholders shall have the right to designate three (3) directors to the PubCo Board, one of whom shall be John Travaglini, with the remaining two (2) to be designated by the Stockholders in accordance with Nasdaq rules. For so long as the Stockholders (collectively, on an as-converted basis) hold at least 15% of PubCo’s outstanding PubCo Common Stock, the Stockholders shall have the right to designate three (3) directors to the PubCo Board, one of whom shall be John Travaglini for so long as he is willing and able to serve; it being agreed and understood that from and after the time that the Stockholders’ aggregate ownership drops below 15% but remains at or above 5% of the outstanding PubCo Common Stock (on an as-converted basis), the Stockholders shall have the right to designate one (1) director to the PubCo Board, and from and after the time that such aggregate ownership drops below 5%, the right of the Stockholders to designate a director to the PubCo Board shall terminate and be of no further force or effect.

(c) PubCo shall be responsible for all costs associated with the preparation and filing of all required SEC filings of the Stockholders’ designees in connection with their service on the PubCo Board, or as an executive officer of PubCo, as applicable.

(d) From and after the Effective Time, the board of directors of the Surviving Corporation shall consist of three (3) directors: John Travaglini, one designee of John Travaglini, and one member designated by the PubCo Board.

45

Section 5.09 Resale Registration Statement. Within thirty (30) days following the affirmative vote of the stockholders of PubCo approving the PubCo Stockholder Approval Matters and the completion of the Audit, PubCo shall file a resale registration statement relating to the Exchange Common Stock and the Exchange Conversion Shares as required by the Registration Rights Agreement. PubCo shall use its best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable after filing.

Section 5.10 Confidentiality. From and after the Closing, each party hereto shall, and shall cause its respective Affiliates to, hold in confidence any and all proprietary or confidential information of the other party, whether written or oral, except to the extent that such party can show that such information: (a) is generally available to and known by the public through no fault of such party, or any of their respective Affiliates or their respective Representatives; (b) is lawfully acquired by such party, its Affiliates or its respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) was independently developed by such party or its Affiliates after the Closing without any use of confidential information. In the event that after the Closing, a party or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such party will (i) provide the other party with prompt notice before such disclosure so that the other party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such information, (ii) cooperate with the other party in attempting to obtain such order or assurance, and (iii) disclose only that portion of such information which such party is legally required to disclose.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement.

Section 5.12 PubCo’s SEC Filings and Reports. Following the Closing, PubCo will keep current and timely file all of its requisite public filings and reports with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to maintain the listing of the existing PubCo Common Stock on Nasdaq. In addition, PubCo will use reasonable best efforts to cause the Exchange Conversion Shares and the Exchange Common Shares to continue to be listed on Nasdaq and to continue to trade thereon following the Closing and the effectiveness of the Registration Statement. To that end and to the extent required by Nasdaq Marketplace Rule 5110, prior to the Effective Time, PubCo shall have prepared and filed an initial listing application for the PubCo Common Stock (including the Exchange Common Shares and the Exchange Conversion Shares) on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved. The Company will cooperate with PubCo as reasonably requested by PubCo with respect to any Nasdaq Listing Application required to be filed hereby.

46

Section 5.13 Removal of Legends. From and after the date that is six (6) months following the Closing Date, provided that PubCo is then in compliance in all material respects with the current public information requirements of Rule 144 under the Securities Act, PubCo shall, at PubCo’s sole cost and expense, use its reasonable best efforts to cause the removal of all restrictive legends from the Exchange Shares (and any Exchange Conversion Shares) held by the Stockholders, and to cause such shares to be eligible for resale without restriction, including by delivering to PubCo’s transfer agent any opinion of counsel, instruction letter, or other documentation reasonably required to effect such removal, in each case to the extent such shares are then eligible for resale without restriction pursuant to Rule 144.

Section 5.14 Reorganization Efforts; Intended Tax Treatment. The Parties (a) hereby adopt this Agreement and all other documents effectuating the Merger as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); (b) shall use reasonable best efforts to cause the Merger to qualify, and shall not take any action or fail to take any action (whether prior to the Closing or following the Closing), which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) shall, and shall cause their Affiliates to, report the Transactions for United States federal and other applicable income tax purposes in accordance with the Intended Tax Treatment, including by filing all Tax Returns (including, but not limited to, the statement required by Treasury Regulations Section 1.368-3), consistent with the Intended Tax Treatment and shall not otherwise take any Tax position inconsistent with such Intended Tax Treatment unless required by a Governmental Authority.

Section 5.15 Appraisal Rights. Within ten (10) days after the Effective Time, the Surviving Corporation shall notify each stockholder of record who did not execute the written consent adopting this Agreement (determined as of the effective date of such written consent) that (i) the Merger has been approved by written consent and has become effective, (ii) appraisal rights are available under Section 262 of the DGCL, and (iii) shall include in such notice a copy of Section 262 of the DGCL. The form and content of all such notices shall be subject to the prior review and reasonable approval of PubCo. The Surviving Corporation shall comply in all respects with Section 262 of the DGCL with respect to any Dissenting Shares.

Section 5.16 Company Stockholder Representative.

(a) Effective as of the Effective Time, John Travaglini is hereby designated as the representative of the Stockholders (the “Company Stockholder Representative”) and is authorized to act on behalf of, and as the agent of, the Stockholders with respect to all matters arising under or in connection with this Agreement and the Ancillary Documents following the Effective Time pursuant to Sections 5.06, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.15, 5.16, 6.01, 6.02, 6.03 and 6.04, including (i) enforcing the rights of the Stockholders under this Agreement and the Ancillary Documents, including with respect to the post-Closing obligations of PubCo, (ii) receiving and giving all notices, communications and deliveries on behalf of the Stockholders, (iii) giving or withholding consents, approvals and waivers on behalf of the Stockholders, (iv) directing and authorizing the settlement or compromise of any claims or disputes arising under this Agreement, (v) negotiating and resolving any matters relating to the Exchange Shares or other merger consideration, including any adjustments thereto, and (vi) taking all other actions on behalf of the Stockholders as are authorized or contemplated by this Agreement. The Company Stockholder Representative shall not be entitled to any fee or compensation for services rendered pursuant to this Agreement.

47

(b) All decisions and actions by the Company Stockholder Representative shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest, or otherwise contest the same. PubCo and the Surviving Corporation shall be entitled to rely conclusively on any decision, act, consent, instruction, or notice of the Company Stockholder Representative as being the decision, act, consent, instruction, or notice of every Stockholder, and PubCo and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with any such decision, act, consent, instruction, or notice of the Company Stockholder Representative. The Company Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as Company Stockholder Representative while acting in good faith and without willful misconduct or gross negligence.

(c) The Company Stockholder Representative may resign at any time upon thirty (30) days’ prior written notice to PubCo and the Stockholders. In the event of the death, disability, resignation, or removal of the Company Stockholder Representative, the holders of a majority of the Exchange Shares then held by the Stockholders shall have the right to appoint a successor Company Stockholder Representative, and any such successor shall succeed to all of the rights, powers, duties, and obligations of the Company Stockholder Representative hereunder. PubCo and the Surviving Corporation shall be given prompt written notice of such appointment.

ARTICLE VI
POST-CLOSING PUBCO STOCKHOLDER MEETING; PROXY STATEMENT

Section 6.01 Stockholder Meeting.

(a) Following the Closing, but in no event later than 60 days following the Closing Date, PubCo shall take all action necessary and within its powers under Applicable Law, the rules of Nasdaq, and its Organizational Documents, to call, give notice of and hold a meeting of the PubCo Stockholder (the “PubCo Stockholder Meeting”) to vote on, among other things, (i) the conversion of the Exchange Preferred Stock (the “Conversion”) pursuant to the Series D Certificate of Designation and the issuance of shares of PubCo Common Stock issuable upon such conversion pursuant thereto as required by Nasdaq rules, (ii) the adoption and approval of the amendments, if any, to the Organizational Documents of PubCo including, but not limited to, as may be necessary to increase the number of authorized shares of PubCo Common Stock in connection with the conversion of the Exchange Preferred Stock or as otherwise agreed by the Parties in writing, (iii) election of directors effective as of the conclusion of the PubCo Stockholder Meeting, (iv) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto, and (v) the adoption and approval of each other proposal reasonably agreed to by PubCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “PubCo Stockholder Approval Matters”). All costs associated with obtaining PubCo Stockholder Approval shall be borne by PubCo. If PubCo does not obtain the PubCo Stockholder Approval at the PubCo Stockholder Meeting, PubCo shall call a meeting of its stockholders at least every 90 days thereafter (each, a “Subsequent PubCo Stockholder Meeting”) to seek the PubCo Stockholder Approval until the earlier of the date the PubCo Stockholder Approval is obtained or the Exchange Preferred Stock is no longer outstanding, and file with the SEC and mail to its stockholders a proxy statement in connection therewith, substantially in accordance with the terms of Section 6.02. For the avoidance of doubt, failure to obtain PubCo Stockholder Approval shall not, in itself, give rise to a termination right.

48

(b) PubCo agrees that (i) the PubCo Board shall recommend that the stockholders of PubCo vote to approve the PubCo Stockholder Approval Matters and PubCo shall use commercially reasonable efforts to promptly solicit such approval, (ii) the Proxy Statement shall include a statement to the effect that the PubCo Board recommends that the stockholders of PubCo vote to approve the PubCo Stockholder Approval Matters (the recommendation of the PubCo Board that the stockholders of PubCo vote to approve the PubCo Stockholder Approval Matters being referred to as the “Board Recommendation”), and (iii) the Board Recommendation shall not be withdrawn or modified in a manner adverse to PubCo or the Company, and no resolution by the PubCo Board or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to PubCo or the Company shall be adopted or proposed.

Section 6.02 Proxy Statement.

(a) As promptly as practicable after the Effective Date but in no event within 20 days thereafter, PubCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either PubCo or the Company, as applicable), and PubCo shall file with the SEC, a proxy statement relating to the PubCo Stockholder Meeting (together with any amendments thereof or definitive additional materials supplementing such proxy statement, or any similar proxy statement related to s Subsequent PubCo Stockholder meeting, the “Proxy Statement”). Each of PubCo and the Company shall use reasonable best efforts to (i) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC, (ii) promptly notify the others of, mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either PubCo or the Company, as applicable) with respect to any comments of the SEC or its staff and respond promptly thereto, and (iii) respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement.

(b) PubCo shall mail, or caused to be mailed, the Proxy Statement to the stockholders of PubCo no later than two days after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least 10 days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL.

49

(c) If any party hereto becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then: (i) such party shall promptly inform, in the case of PubCo, the Company, or, in the case of the Company, PubCo, thereof; (ii) such party shall prepare and mutually agree upon with, in the case of PubCo, the Company, or, in the case of the Company, PubCo (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment to the Proxy Statement or definitive additional materials supplementing the Proxy Statement; (iii) PubCo shall file such mutually agreed upon amendment or definitive additional materials with the SEC; and (iv) the parties hereto shall reasonably cooperate, if appropriate, in mailing such amendment or definitive additional materials to the stockholders of PubCo, if the parties agree that such action is appropriate.

(d) PubCo shall use reasonable best efforts to ensure that all proxies solicited in connection with the PubCo Stockholder Meeting are solicited in compliance with all applicable Laws.

Section 6.03 Reservation of Common Stock. PubCo covenants that at all times after the Closing Date, for as long as any Exchange Preferred Shares remain outstanding, PubCo shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued PubCo Common Stock or shares of PubCo Common Stock held in treasury by PubCo, for the purpose of allowing such Exchange Preferred Shares to exchange into Exchange Conversion Shares, the full number of Exchange Conversion Shares then issuable upon the exchange of the Exchange Preferred Shares then outstanding. All shares of PubCo Common Stock delivered upon exchange of the Exchange Preferred Shares shall be newly issued shares or shares held in treasury by PubCo, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

Section 6.04 Certain Additional Covenants. Until the PubCo Stockholder Approval Matters have been approved PubCo shall not, without the prior written consent of the Company, take any action, or fail to take any action, that would reasonably be expected to create or issue any additional class or series of capital stock of PubCo ranking senior to the Series D Preferred Stock in terms of liquidation or preference. At any time when the Exchange Preferred Shares are outstanding, PubCo shall not, without the prior written consent of the holders of at least 33% of the then-outstanding Exchange Preferred Shares, either directly or indirectly, (A) create or issue any additional class or series of capital stock of PubCo unless the same ranks junior to the Series D Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of PubCo other than as set forth on Section 6.04 of the PubCo Disclosure Schedule, or (B) increase or decrease the authorized number of shares of PubCo Common Stock or Preferred Stock.

50

Section 6.05 Post-Closing Working Capital and Financing.

(a) Upon the Closing, PubCo shall provide the Company with working capital of at least $15,500,000 (the “Working Capital Floor”).

(b) Upon the Closing, the Company shall receive amounts raised pursuant to separate fundraising efforts by Cantor (or another broker dealer, the “Broker Dealer”) for PubCo as follows: (1) if the Broker Dealer raises less than $50,000,000, then all amounts raised by the Broker Dealer in an amount up to $25,000,000 shall be delivered to the Company, and (2) if the Broker Dealer raises $50,000,000 or more, then the Company shall receive $30,000,000 (collectively, the “Broker Dealer Financing”). Amounts received by the Company pursuant to the Broker Dealer Financing shall be reduced by the delivery of the Working Capital Floor.

(c) All advances to the Company pursuant to this Section shall be subject to an agreed upon budget approved by the Company and the PubCo Board prior to the Closing (the “Approved Budget”). All such funds shall remain on the Company’s balance sheet for the Company’s operating expenses, inventory build, and ongoing business needs in accordance with the Approved Budget, and all such funds shall be transferred to the Company concurrently with the Closing.

(d) Notwithstanding anything to the contrary in this Section 6.05, the amounts to be funded to the Company at Closing pursuant to this Section 6.05 shall be reduced, on a dollar-for-dollar basis, by (i) any amounts owed by the Company to fund the Company Cash-In-Lieu Amount pursuant to Section 2.05(b), and (ii) any amounts paid by PubCo at or prior to Closing to settle or satisfy any Liabilities of the Company. For the avoidance of doubt, such reductions shall first be applied against amounts deliverable to the Company pursuant to Section 6.05(b), and thereafter against the Working Capital Floor set forth in Section 6.05(a).

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and PubCo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to PubCo and the Company, as the case may be, and none of such consent, authorization, order and approval shall have been revoked as of the Closing Date.

51

Section 7.02 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or PubCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(b) The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against PubCo or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to PubCo.

(e) The Company shall have delivered to PubCo a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(f) PubCo shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(g) PubCo shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

52

(h) The Company shall have received Investor Suitability Documentation in accordance with Section 2.05(b), which has reasonably been accepted by PubCo, from Stockholders owning at least 98% of the Company Common Shares that will be issued and outstanding as of immediately prior to the Effective Time and that, but for Section 2.05(b), would be entitled to receive Exchange Shares hereunder; provided, however, that any failure to receive such Investor Suitability Documentation from Stockholders owning up to two percent (2%) of such Company Common Shares (such failure, an “Accreditation Shortfall”) shall not prevent satisfaction of the condition set forth in this Section 7.02(h) or delay the Closing, and the Cash-In-Lieu Amounts payable to the applicable Unaccredited Stockholders shall be funded and paid in accordance with Section 2.05(b) and Section 2.05(c), with PubCo obligated to fund the Cash-In-Lieu Amounts attributable to Company Common Shares held by Unaccredited Stockholders up to the first one percent (1%) of such Company Common Shares and the Company obligated to fund the Cash-In-Lieu Amounts only if, and solely to the extent that, the Accreditation Shortfall exceeds one percent (1%) of such Company Common Shares, in which case the Company shall fund the Cash-In-Lieu Amounts attributable to such excess Company Common Shares up to the next one percent (1%) of such Company Common Shares; provided, further, that if the Accreditation Shortfall exceeds two percent (2%) of such Company Common Shares, the condition set forth in this Section 7.02(h) shall not be deemed satisfied unless waived by PubCo.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PubCo contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PubCo’s ability to consummate the transactions contemplated by this Agreement.

(b) PubCo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to the Company.

53

(e) PubCo shall have filed the Certificate of Designation with respect to the Series D Preferred Stock with the Secretary of State of Delaware.

(f) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of PubCo, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PubCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) PubCo shall have satisfied the Closing Cash Condition. For the avoidance of doubt, the Closing Cash Condition can only be waived by the Company in its sole and absolute discretion.

(i) PubCo shall have delivered, or caused to be delivered, executed irrevocable proxies representing not less than 33% of the shares of PubCo Common Stock eligible to vote on the PubCo Stockholder Approval Matters, authorizing the conversion of the Exchange Preferred Shares into the Exchange Conversion Shares, to be voted at the PubCo Stockholder Meeting.

(j) The Exchange Common Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, and PubCo’s shares of Common Stock shall continue to be listed on the Nasdaq Stock Market.

(k) PubCo and John Travaglini shall have entered into an employment agreement on terms reasonably acceptable to the parties.

(l) The PubCo Board shall have taken all necessary action to appoint the Company’s designee(s) to the PubCo Board, effective at Closing, as provided in Section 5.08(a).

(m) PubCo shall have taken all necessary action to appoint the Company’s designee(s) to the Company’s Board, effective at Closing, as provided in Section 5.08(b).

(n) PubCo shall have delivered written evidence of the satisfaction of the Closing Cash Condition and the covenants set forth in Section 6.05, as applicable.

54

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of PubCo and the Company;

(b) by either PubCo or the Company if the Closing shall not have occurred on or before the date that is one hundred twenty (120) days after the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement under this clause shall not be available to any party whose breach of any provision of this Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

(c) by either PubCo or the Company if a Governmental Authority shall have issued a Governmental Order restraining or prohibiting the Transactions, and such Governmental Order shall have become final and non-appealable;

(d) by the Company, if PubCo shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), and such breach is not cured within twenty (20) days after written notice thereof is given by the Company to PubCo (or is incapable of being cured prior to the Outside Date);

(e) by PubCo, if the Company shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), and such breach is not cured within twenty (20) days after written notice thereof is given by PubCo to the Company (or is incapable of being cured prior to the Outside Date); or

(f) by the Company, if PubCo shall have failed to satisfy the Closing Cash Condition on or prior to the date that is five (5) Business Days prior to the Outside Date.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to the section above, this Agreement shall become void and there shall be no liability on the part of any party hereto, except (a) that the provisions of this Article, Section 9.01 (Expenses), Section 9.06 (Entire Agreement), Section 9.10 (Governing Law) and Section 5.10 (Confidentiality) shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement prior to such termination.

55

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that if the Closing occurs, PubCo shall reimburse the Company’s reasonable and documented out-of-pocket expenses (including legal and accounting fees) incurred in connection with the Transactions up to a cap of $500,000, payable at Closing.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company:	NOMAD Transportable Power Systems, Inc. 5 Pilgrim Park Rd, Suite 200 Waterbury, VT 05676 Attn: John Travaglini Email: jtravaglini@nomadpower.com

With a copy to:

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, MA 02199

Email: reppen@foley.com

Attention: Ron Eppen

Foley & Lardner LLP

321 N Clark St., Suite 3000

Chicago, IL 60654

Email: asinclair@foley.com

Attention: Ashley Sinclair

If to PubCo:	Lixte Biotechnology Holdings, Inc. 433 Plaza Real, Suite 275 Boca Raton, FL 33432 Email: gpursglove@lixte.com Attention: Geordan Pursglove

56

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 Email: rcarmel@srfc.law Attention: Ross Carmel

If to the Company Stockholder Representative:	John Travaglini 5 Pilgrim Park Rd, Suite 200 Waterbury, VT 05676 Email: jtravaglini@nomadpower.com

Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

57

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. Except as expressly provided in this Section 9.08, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) each Stockholder (in such Stockholder’s capacity as a holder of Company Common Stock) is an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions applicable to such Stockholder as if such Stockholder were a party hereto; provided that no Stockholder shall have any right to amend, modify or waive any provision of this Agreement without the prior written consent of the Company, and (ii) and following the Effective Time, any enforcement of rights on behalf of the Stockholders under this Agreement shall be conducted exclusively by the Company Stockholder Representative, and (ii) the Company Stockholder Representative is an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions applicable to the Stockholders and to the Company Stockholder Representative as if the Company Stockholder Representative were a party hereto.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, CITY AND STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

58

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 No Presumption Against Drafting Party. PubCo and the Company agree and acknowledge that this Agreement has been freely negotiated by both parties at arm’s length between Persons sophisticated and knowledgeable in the matters dealt with herein, and that each party has had an opportunity to consult with an attorney in reviewing and drafting this Agreement. PubCo and the Company further agree that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page(S) follow(s)]

59

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO:

LIXTE BIOTECHNOLOGY HOLDINGS, INC

By:	/s/ Geordan Pursglove
Geordan Pursglove, CEO

MERGER SUB:

NBD MERGER SUB, INC

By:	/s/ Geordan Pursglove
Geordan Pursglove, CEO

THE COMPANY:

NOMAD TRANSPORTABLE POWER SYSTEMS, INC.

By:	/s/ John Travaglini
John Travaglini, President

COMPANY STOCKHOLDER REPRESENTATIVE:

By:	/s/ John Travaglini
John Travaglini

60

SCHEDULE I

STOCKHOLDERS OF THE COMPANY

Names of Stockholders	Number (#) of Company Shares Owned	Percentage (%) of Company Shares	Number of Exchange Common Shares to be Issued	Number of Exchange Preferred Shares to be Issued

61

SCHEDULE II

PUBCO STOCKHOLDERS – VOTING AGREEMENTS

Names of PubCo Stockholders	Number and Type of Shares of PubCo Securities Owned
Geordan Pulsgrove	350,000 shares of PubCo Common Stock
Jason Sawyer	25,000 shares of PubCo Common Stock
Dr. Michael Holloway	25,000 shares of PubCo Common Stock
Lordes Felix	25,000 shares of PubCo Common Stock
Guy Primus	25,000 shares of PubCo Common Stock
Peter Stazzone	50,000 shares of PubCo Common Stock
Strategic EP, LLC	744,902 shares of PubCo Common Stock
Indigo Capital	751,111 shares of PubCo Common Stock
North York	752,000 shares of PubCo Common Stock
Mill End	522,000 shares of PubCo Common Stock
Sandy Da Costa	340,000 shares of PubCo Common Stock
BenEth	734,870 shares of PubCo Common Stock
Elvio Ciarlo	432,000 shares of PubCo Common Stock
Joe Ontman	279,000 shares of PubCo Common Stock
TFGI	525,000 shares of PubCo Common Stock
Orbit Capital Inc	700,000 shares of PubCo Common Stock

62

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

[Attached]

63

EXHIBIT B

SERIES D CERTIFICATE OF DESIGNATION

[Attached]

64

EXHIBIT C

FORM OF VOTING AGREEMENT

[Attached]

65